Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

Max Maxfield, WY Secretary of State
FILED: 02/19/2009 02:22 PM
Original ID: 1980-000111339
Amendment ID: 2009-000728432

Profit Corporation
Articles of Amendment by Board of Directors or Incorporators

1. Corporation name:

Paradigm Holdings, Inc.

2. Article(s) Six is amended as follows:

Article Six is amended by adding the attached Certificate of Designations (the "Certificate") designating a series of preferred stock entitled Series A-1 Senior Preferred Stock, the specific rights, limitations and preferences of which are set forth in the Certificate.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are:

N/A

4. Date of each amendment's adoption: February 5, 2009
(Date – mm/dd/yyyy)

RECEIVED
FEB 13 2009
SECRETARY OF STATE
WYOMING

5. **Check one box only.** The amendment was adopted by

☑ The Board of Directors

OR

☐ The Incorporators

without shareholder action and shareholder action was not required.

Date: 02/13/2009
(mm/dd/yyyy)

Signature: Peter B. LaMontagne

Print Name: Peter B. LaMontagne

Title: President and Chief Executive Officer

Contact Person: Clayton E. Parker

Daytime Phone Number: (305) 539-3300

Checklist

☐ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
☐ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
☐ Please submit one **originally signed** document and one exact photocopy of the filing.

PARADIGM HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS
OF
SERIES A-1 SENIOR PREFERRED STOCK

(Pursuant to Section 17-16-602 of the Wyoming Business Corporation Act)

Paradigm Holdings, Inc., a Wyoming corporation (the "**Corporation**"), in accordance with the provisions of Section 17-16-602 of the Wyoming Business Corporation Act (the "**Wyoming Act**") does hereby certify that, in accordance with Section 17-16-820 of the Wyoming Act, the following resolution was duly adopted by the Board of Directors of the Corporation as of February 5, 2009:

RESOLVED, that the Board of Directors (the "**Board**") of the Corporation pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby authorizes the issuance of a series of preferred stock designated as the Series A-1 Senior Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation of the Corporation which are applicable to the Corporation's preferred stock of all classes and series) as follows:

SERIES A-1 SENIOR PREFERRED STOCK

1. Designation, Amount and Par Value. There is hereby designated a series of the Corporation's preferred stock as Series A-1 Senior Preferred Stock (the "**Series A-1 Preferred Stock**"), and the number of shares so designated shall be 6,206. Each share of Series A-1 Preferred Stock shall have a par value of $0.01 per share. The "**Stated Value**" for each share of Series A-1 Preferred Stock shall initially equal $1,000.

2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated. Capitalized terms used but not defined in this Certificate of Designations shall have the respective meanings given to them in the Purchase Agreement (as defined below):

"**Bankruptcy Event**" means any of the following events: (a) the Corporation or any Significant Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any

Significant Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary fails to pay, or states in writing that it is unable to pay or is unable to pay, any Indebtedness in an amount exceeding $100,000 generally as any such Indebtedness becomes due; (g) the Corporation or any Significant Subsidiary calls or participates in a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, other than discussions regarding modifications to its debt arrangements with its creditors in the ordinary course of business and in no event relating to a default or a Liquidation Event; or (h) the Corporation or any Significant Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"**Business Day**" means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"**Cash Flow**" means the sum of (i) the difference between (A) cash flow from the operation of the business of the Corporation and the Subsidiaries, and (B) permitted capital expenditures of the Corporation and the Subsidiaries pursuant to the financial plan attached as Exhibit H to the Purchase Agreement, plus (ii) the proceeds from any sale of assets or other Fundamental Transaction, in the amounts estimated by the Corporation as of such month, as may be adjusted quarterly in the applicable Statement of Cash Flow filed by the Corporation with the Commission on a Form 10-Q or 10-K.

"**Common Stock**" means the common stock of the Corporation, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

"**Continuing Director**" means (i) any individual who is a member of the Board on the Closing Date and (ii) any individual who is appointed to the Board or nominated for election to the Board by other Continuing Directors or the Holder pursuant to Sections 8 or 9(c).

"**Excess Cash Flow**" in any given calendar month means the difference between (i) the actual Cash Flow during such calendar month, less (ii) the expected Cash Flow for such calendar month as set forth on Schedule 4.10(a) of the Purchase Agreement.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**Fundamental Transaction**" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Closing Date by an

individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act), other than any Purchaser, of fifty percent or more of the voting rights or voting equity interests in the Corporation; (ii) Continuing Directors cease to constitute more than one-half of the members of the Board, other than in accordance with Sections 8 or 9(c); (iii) a merger or consolidation of the Corporation or any Significant Subsidiary or a sale of all or substantially all of the assets of the Corporation or any Significant Subsidiary in one or a series of related transactions, unless immediately following such transaction or series of transactions, the holders of the Corporation's securities immediately prior to the first such transaction continue to hold at least one-half of the voting rights or voting equity interests in or of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other similar transaction involving the Corporation or any Significant Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or voting equity interests in the Corporation; (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person other than any Purchaser) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result of which the Persons who own Common Stock immediately prior to the launch of such tender offer or exchange offer do not own a majority of the outstanding equity interests of the Corporation, directly or indirectly, immediately after the consummation thereof; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (viii) the execution by the Corporation or any Significant Subsidiary of an agreement directly or indirectly providing for any of the foregoing events. Notwithstanding the foregoing, no action taken solely for the purpose of changing the Corporation's jurisdiction of incorporation pursuant to Section 4.19 of the Purchase Agreement shall constitute a Fundamental Transaction.

"**Holder**" means any holder of Series A-1 Preferred Stock.

"**Indebtedness**" of any Person means (i) all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise), (ii) any direct or contingent obligations of such Person arising under any letter of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments, (iii) all Indebtedness secured by any Lien existing on property or assets owned by such Person and (iv) any shares of capital stock or other securities having a redemption or repayment feature; provided that the Series A-1 Preferred Stock, and any obligations due in respect thereof in accordance with this Certificate of Designations, as in effect on the date hereof, shall not be deemed to be Indebtedness pursuant to this definition.

"**Junior Securities**" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than the Series A-1 Preferred Stock.

"**Liquidation Event**" means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

"**Original Issue Date**" means the date of the first issuance of a share of the Series A-1 Preferred Stock, regardless of the number of transfers of any particular shares of Series A-1 Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series A-1 Preferred Stock.

"**Person**" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"**Purchase Agreement**" means the Preferred Stock Purchase Agreement dated on or about the date hereof among the Corporation and the purchasers of the Series A-1 Preferred Stock, as amended from time to time.

"**Significant Subsidiary**" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X.

"**Trading Day**" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

"**Trading Market**" means the OTC Bulletin Board or any other primary Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

"**Transaction Documents**" means this Certificate of Designations, the Purchase Agreement, the Warrants, the Side Letter, the Shareholder Agreement, the Exchange Agreement and any other documents, certificates or agreements executed or delivered in connection with the transactions contemplated by the Purchase Agreement.

"**Triggering Event**" means any of the following events: (a) the Common Stock is not listed or quoted, or are suspended from trading, on an Eligible Market for a period of five or more Trading Days (which need not be consecutive Trading Days) in any 12-month period; (b) the Corporation fails for any reason to deliver a certificate evidencing any Securities to a Purchaser within five (5) Trading Days after delivery of such certificate is required pursuant to the applicable Transaction Document or the exercise rights of any Holder pursuant to any Transaction Document are suspended for any reason; (c) the Corporation fails to have full authority, including under all laws, rules and regulations of any Trading Market, to issue Underlying Shares; (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; or (e) the Closing Price is less than $0.015 for 15 or more Trading Days (which need not be consecutive Trading Days) in any 12-month period.

"**Underlying Shares**" means the shares of Common Stock issued or issuable (i) upon exercise of the Warrants, (ii) pursuant to this Certificate of Designations, or (iii) in satisfaction of any other obligation or right of the Corporation to issue shares of

Common Stock pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities.

"**VWAP**" means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock on such date or for such period on the Trading Market as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events, as applicable.

3. Dividends.

(a) Each Holder shall be entitled to receive cumulative dividends on the Series A-1 Preferred Stock at the rate (as a percentage of the Stated Value per share) of twelve and one-half percent (12.50%) per annum, accruing on a daily basis and compounding monthly, and payable by the Corporation or added to Stated Value monthly, in arrears, with payments commencing on February 28, 2009 and thereafter on the last day of each succeeding month, except if such day is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a "**Dividend Payment Date**") as follows:

(i) forty percent (40%) of such dividend (i.e., five percent (5%) per annum) shall be payable, to the extent not prohibited by applicable law, in cash on such Dividend Payment Date (the "**Cash Dividend**"); and

(ii) sixty percent (60%) of such dividend (i.e., seven and a half percent (7.5%) per annum) shall accrue and be paid by adding such amount to the Stated Value per share on such Dividend Payment Date;

provided that, to the extent any amount of a Cash Dividend due on any Dividend Payment Date would be payable under clause (i) above but (I) is not payable because funds are not legally available therefor or because payment is not permitted by the Senior Facility, or (II) is not paid by the Corporation for any reason other than pursuant to clause (I) above (in either case, such amount, the "**Non-Payable Portion**"), the Corporation shall notify each Holder ten (10) Business Days prior to the applicable Dividend Payment Date and each Holder shall, by written notice to the Corporation delivered five (5) Business Days after such Holder's receipt of the Corporation's notice, elect to receive payment of such Non-Payable Portion, in such proportion as indicated by such Holder, by (A) accruing such Non-Payable Portion and automatically adding such Non-Payable Portion to the Stated Value per share of Series A-1 Preferred Stock held by such Holder as of such Dividend Payment Date, or (B) receiving Common Stock, where the number of shares of Common Stock to be issued to any such Holder electing to be paid in Common Stock shall be determined by dividing (w) the Non-Payable Portion indicated to be paid in shares of Common Stock by (x) the Conversion Price (as defined below) as of such Dividend Payment Date or the date of payment, as applicable below, and rounding up to the nearest whole share. The term "**Conversion Price**" for purposes of this Section 3(a) shall mean 93% of the arithmetic average of the VWAPs for the five (5) Trading Days which are the lowest of the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date and the date of payment (not including such date). In the event any Holder elects payment in

Common Stock, the Corporation shall, on or before the third (3rd) Trading Day following such date, (y) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (z) at all times after the Holder has notified the Corporation that this clause (z) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System. For purposes of clarity, the Corporation shall not be required to issue Common Stock pursuant to clause (B) above in violation of applicable law, but any failure by the Corporation to pay any portion of a Cash Dividend pursuant to Section 3(a)(i) and the remaining Non-Payable Portion in Common Stock pursuant to this paragraph (whether or not the payment of the Non-Payable Portion is prohibited by law) shall constitute an Event of Default (as defined below).

(b) All dividends on the Series A-1 Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date for such Series A-1 Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; provided that in no event shall the Corporation be required to make any dividend payment on any Dividend Payment Date during which funds are not legally available therefor or if such dividend is not permitted by the Senior Facility.

(c) No dividends shall be paid on the Series A-1 Preferred Stock as a separate class other than the dividends provided in this Section 3.

4. Registration of Issuance and Ownership of Series A-1 Preferred Stock. The Corporation shall register the issuance and ownership of shares of the Series A-1 Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "**Series A-1 Preferred Stock Register**"), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A-1 Preferred Stock as the absolute owner thereof for the purpose of any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series A-1 Preferred Stock in the Series A-1 Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6. Liquidation.

(a) To the extent not prohibited by applicable law, upon the occurrence of any Liquidation Event, the Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, (i) an amount per share in cash equal to the sum of (A) one hundred twenty-five percent (125%) of the Stated Value per share of Series A-1 Preferred Stock

then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A-1 Preferred Stock), including all accrued dividends pursuant to Section 3(a)(ii), plus (B) one hundred percent (100%) of all accrued but unpaid Cash Dividends on such Series A-1 Preferred Stock, in each case as of the date of such event (clauses (A) and (B) together, the "**Liquidation Price**"), and (ii) the Repurchase Price (as defined in the Warrants) with respect to the outstanding portion of all Warrants held by Holders (without regard to any limitations on the exercise thereof), as of the date of such event (clauses (i) and (ii) together, the "**Series A-1 Preferred Stock Liquidation Preference**"). If, upon the occurrence of a Liquidation Event, the assets and funds distributed among the Holders shall be insufficient to permit the payment to such Holders of the full Series A-1 Preferred Stock Liquidation Preference, then (x) the Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to pay the total Series A-1 Preferred Stock Liquidation Preference, including to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such payment, and (y) the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the aggregate Series A-1 Preferred Stock Liquidation Preference that would otherwise be payable to each of such Holders with respect to the Series A-1 Preferred Stock and Warrants held by them. In the event that the Series A-1 Preferred Stock Liquidation Preference is not paid with respect to any shares of Series A-1 Preferred Stock or Warrants as required to be paid pursuant to this Section 6, (A) such shares shall continue to be entitled to dividends thereon as provided in Section 3 and such Warrants shall continue to be outstanding until the date on which the Corporation actually pays such amount in respect of such shares and such Warrants, and (B) such event shall constitute an Event of Default. Upon payment in full of the Repurchase Price pursuant to this paragraph, the applicable Warrants shall be deemed repurchased by the Corporation and no longer exercisable.

In the event that the Series A-1 Preferred Stock Liquidation Preference is not paid with respect to any shares of Series A-1 Preferred Stock or Warrants as required to be paid pursuant to this Section 6, all such shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A-1 Preferred Stock Liquidation Preference and any dividend accruing after the date payment thereof is due pursuant to this Section 6 with respect to such shares, at an aggregate rate per annum equal to twelve and one half percent (12.50%) (increased by one percent (1%) at the end of each three (3) month period thereafter until the Series A-1 Preferred Stock Liquidation Preference, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the maximum permitted rate of interest under applicable law; and provided further that the Corporation shall make all filings necessary to raise such rate to the maximum permitted rate of interest under applicable law (the "**Maximum Permitted Rate**"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the date payment of the Series A-1 Preferred Stock Liquidation Preference is due pursuant to this Section 6 to the extent permitted by law.

(b) To the extent not prohibited by applicable law, upon the occurrence of a Liquidation Event, including any Fundamental Transaction treated as a Liquidation Event pursuant to Section 6(c), following completion of the distributions required by the first sentence of Section 6(a) (including without limitation the payment in full of the Series A-1 Preferred Stock Liquidation Preference), if assets or surplus funds remain in the Corporation, no further payments shall be due with respect to the Series A-1 Preferred Stock and the Warrants and the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.

(c) The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder, if practicable, not less than 30 days prior to the payment date or effective date thereof, or, if not practicable to provide prior notice, promptly upon the occurrence thereof. Unless a Holder otherwise notifies the Corporation, which notice must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6.

(d) To the extent not prohibited by applicable law, in the event that, immediately prior to the closing of a Liquidation Event, the cash distributions required by Section 6(a) have not been made, the Corporation shall forthwith either: (i) make payment of such distributions upon or immediately following the closing of such Liquidation Event; (ii) cause such closing to be postponed until such time as such cash distributions have been made; or (iii) cancel such transaction, in which event the rights, preferences and privileges of the Holders shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under Section 6(c).

7. Redemption.

(a) To the extent not prohibited by applicable law, any shares of Series A-1 Preferred Stock outstanding as of February 9, 2012 (the "**Maturity Date**") shall be redeemed by the Corporation at a price per share equal to the sum of (A) one hundred percent (100%) of the Stated Value per share of such Series A-1 Preferred Stock, including all accrued dividends pursuant to Section 3(a)(ii), plus (B) 100% of all accrued but unpaid Cash Dividends on such Series A-1 Preferred Stock, in each case as of the date of such event, in cash to the Holder thereof (the "**Redemption Price**").

(b) To the extent not prohibited by applicable law, without limiting Section 7(a), upon the occurrence of each and any of the following dates or events (as applicable), the following number of shares of Series A-1 Preferred Stock shall be redeemed by the Corporation at the Redemption Price as of the date of payment (each, a "**Mandatory Redemption Date**"):

(i) On the last day of each calendar month beginning February 2009 through and including February 2010, except if such day is not a Trading Day, in which case on the next succeeding Trading Day, the Corporation shall redeem the number of shares of Series A-1 Preferred Stock obtained by dividing (A) one hundred percent (100%) of the amount of all

Excess Cash Flow with respect to such calendar month by (B) the Redemption Price applicable to the shares to be redeemed; and

(ii) On the last day of each calendar month beginning March 2010 through and including January 2012, except if such day is not a Trading Day, in which case on the next succeeding Trading Day, the Corporation shall redeem the number of shares of Series A-1 Preferred Stock obtained by dividing (A) the sum of fifty thousand dollars ($50,000) plus fifty percent (50%) of the amount of all Excess Cash Flow with respect to such calendar month by (B) the Redemption Price applicable to the shares to be redeemed.

(c) If the funds of the Corporation legally available to redeem shares of Series A-1 Preferred Stock on the Maturity Date or an applicable Mandatory Redemption Date, as applicable, are insufficient to redeem the total number of such shares required to be redeemed on such date or the Corporation is otherwise prohibited from redeeming the total number of such shares, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A-1 Preferred Stock required to be so redeemed, including to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such redemption, and (ii) in any event, use any funds legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. In the event that any shares of Series A-1 Preferred Stock required to be redeemed pursuant to this Section 7 are not redeemed and continue to be outstanding, (A) such shares shall continue to be entitled to dividends thereon as provided in Section 3 until the date on which the Corporation actually redeems such shares, and (B) such event shall constitute an Event of Default.

(d) If any shares of Series A-1 Preferred Stock are not redeemed for any reason when required pursuant to this Section 7, on the Maturity Date or an applicable Mandatory Redemption Date, as applicable, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price and any dividend accruing after the Maturity Date or an applicable Mandatory Redemption Date, as applicable with respect to such unredeemed shares, at an aggregate rate per annum equal to twelve and one half percent (12.50%) (increased by one percent (1%) at the end of each three (3) month period thereafter until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the Maximum Permitted Rate. In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Maturity Date or an applicable Mandatory Redemption Date to the extent permitted by law.

(e) Notwithstanding anything to the contrary contained in this Certificate of Designations, at any time prior to the Maturity Date, the Corporation may, at its option, redeem

shares of Series A-1 Preferred Stock at a price per share equal to the Liquidation Price, payable in cash to the Holder thereof (each such redemption, an "**Optional Redemption Date**").

(f) Each Holder of Series A-1 Preferred Stock to be redeemed pursuant to this Section 7 shall surrender to the Corporation the certificate or certificates representing such shares within three (3) Business Days after such Holder's receipt of the Redemption Price and all other amounts due to such Holder pursuant to this Section 7, in the manner and at the place designated by the Corporation. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued to the Holder by the Corporation representing the unredeemed shares. Notwithstanding the foregoing, from and after the Maturity Date, each Mandatory Redemption Date and each Optional Redemption Date, unless all obligations of the Corporation to such Holder pursuant to this Section 7 and all other provisions of this Certificate of Designations have been met in full, all rights of such Holder of shares of Series A-1 Preferred Stock redeemed on such date shall cease with respect to such shares to be redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

8. Board Rights. On the Closing Date and at all times thereafter (subject to Section 8(a) and Section 9(c) until the Amendment Date, the Board shall consist of no more than seven (7) directors and, from and after the Amendment Date, shall consist of five (5) directors.

(a) At any time that (x) an aggregate of not less than fifteen percent (15%) of the shares of Series A-1 Preferred Stock purchased on the Closing Date are outstanding, (y) Warrants to purchase an aggregate of not less than twenty percent (20%) of the Underlying Shares issuable pursuant to all Warrants on the Closing Date are outstanding, or (z) the Holders, in the aggregate, own not less than fifteen percent (15%) of the Common Stock issuable upon exercise of all Warrants on the Closing Date, the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (the "**Majority Holders**") shall have the exclusive right, voting separately as a class, subject to the Side Letter, to elect (A) two (2) directors to the Board, and (B) until the Amendment Date, two (2) observers, and, from and after the Amendment Date, one (1) observer, to the Board; provided that upon the election of the Majority Holders in accordance with the Side Letter, such observer(s) shall be automatically appointed to the Board as a director (such two (2) directors in accordance with clause (A) and, upon the Majority Holders' election in accordance with clause (B), such one (1) or two (2) director(s), as applicable, collectively, the "**Series A-1 Directors**"). The Series A-1 Directors shall each be elected by the affirmative vote of the Majority Holders of record either at a meeting of shareholders at which directors are elected, a special meeting of holders of Series A-1 Preferred Stock or by written consent without a meeting in accordance with the Wyoming Act. Any vacancy in the position of any Series A-1 Director may be filled only by the holders of the Series A-1 Preferred Stock. Any Series A-1 Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series A-1 Preferred Stock called for such purpose, or by the written consent, of the Majority Holders of record. Any vacancy created by such removal may also be filled at such meeting or by such consent of the Majority Holders of record. If, at any time from and after the Amendment Date, the Majority Holders elect to convert the observer to a Series A-1 Director pursuant to clause (B) above and there are greater than four (4) directors on the Board at such time, the Majority Holders shall remove a director (other than a Series A-1 Director)

from the Board such that after the conversion pursuant to clause (B) the Board shall consist of five (5) directors. If the Majority Holders make such election prior to the Amendment Date, the number of directors on the Board after such conversion shall be seven (7) until the Amendment Date, upon which the Majority Holders shall remove two (2) directors (including one (1) Series A-1 Director if there are four (4) Series A-1 Directors at such time, but otherwise, other than any Series A-1 Directors) such that the Board shall consist of five (5) directors.

(b) At any time that (x) an aggregate of fifteen percent (15%) or less of the shares of Series A-1 Preferred Stock purchased on the Closing Date are outstanding, (y) Warrants to purchase an aggregate of less than twenty percent (20%) of the Underlying Shares issuable pursuant to all Warrants on the Closing Date are outstanding, or (z) the Holders, in the aggregate, own less than fifteen percent (15%) of the Common Stock issuable upon exercise of all Warrants on the Closing Date, then the Majority Holders shall have the exclusive right, voting separately as a class, subject to the Side Letter, to elect (A) one (1) Series A-1 Director to the Board, and (B) one (1) observer to the Board.

9. Covenants; Events of Default.

(a) At any time while (x) an aggregate of not less than fifteen percent (15%) of the Series A-1 Preferred Stock purchased on the Closing Date are outstanding, (y) Warrants to purchase an aggregate of not less than twenty percent (20%) of the Underlying Shares issuable pursuant to all Warrants on the Closing Date are outstanding, or (z) the Holders, in the aggregate, own not less than fifteen percent (15%) of the Common Stock issuable upon exercise of all Warrants on the Closing Date, the Corporation shall:

(i) (A) other than pursuant to Section 4.19 of the Purchase Agreement, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (B) continue to conduct its business substantially as now conducted or as otherwise currently contemplated and permitted under the Purchase Agreement; and (C) at all times maintain, preserve and protect in all material respects all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices;

(ii) keep adequate books and records with respect to its business activities in which proper entries, reflecting all bona fide financial transactions, are made in accordance with GAAP;

(iii) at all times maintain, as of the last Trading Day of each fiscal quarter ending after the date hereof (A) an amount of Cash of not less than 80% of the amount of Cash projected for such fiscal quarter as set forth on Schedule 4.10(a) of the Purchase Agreement, and (B) an amount of Net Cash of not less than 80% of the amount of Cash projected for such fiscal quarter as set forth on Schedule 4.10(a) of the Purchase Agreement. For purposes hereof, "**Cash**" shall mean all cash and cash equivalents, as shown on the consolidated balance sheet of the Corporation prepared in accordance with GAAP and included in the then most recent

SEC Report, and **"Net Cash"** shall mean Cash minus Indebtedness (including without limitation Permitted Indebtedness).

(iv) at all times maintain, at all times during each fiscal quarter ending after the date hereof, gross revenues, determined in accordance with GAAP, of not less than 80% of the amount of gross revenues projected for such fiscal quarter set forth on Schedule 4.10(a) of the Purchase Agreement;

(v) at all times maintain, as of the last Trading Day of each fiscal quarter ending after the date hereof, EBITDA, determined in accordance with GAAP, of not less than 80% of the amount of EBITDA projected for such fiscal quarter as set forth on Schedule 4.10(a) of the Purchase Agreement; and

(vi) at all times maintain, as of the last Trading Day of each fiscal quarter, Working Capital of not less than the amount of Working Capital projected for such fiscal quarter as set forth on Schedule 4.10(a) of the Purchase Agreement.

(b) Notwithstanding anything to the contrary, as long as (x) an aggregate of not less than fifteen percent (15%) of the Series A-1 Preferred Stock purchased on the Closing Date are outstanding, (y) Warrants to purchase an aggregate of not less than twenty percent (20%) of the Underlying Shares issuable pursuant to all Warrants on the Closing Date are outstanding, or (z) the Holders, in the aggregate, own not less than fifteen percent (15%) of the Common Stock issuable upon exercise of all Warrants on the Closing Date, the Corporation shall not, directly or indirectly, and including in each case with respect to any Subsidiary (as applicable), without the affirmative vote of Hale Capital:

(i) by operation of law or otherwise, (A) form or acquire any Subsidiary, (B) amend or restate the Corporation's Articles of Incorporation or other organizational or charter documents (including this Certificate of Designations) or convert into any other organizational form, other than pursuant to Section 4.19 of the Purchase Agreement, (C) liquidate, dissolve or wind up the Corporation, other than pursuant to Section 4.19 of the Purchase Agreement, or (D) other than pursuant to Section 4.19 of the Purchase Agreement, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire or be acquired by, or sell all or substantially all of the assets or capital stock to, any Person or any operating division of any Person;

(ii) other than pursuant to Section 4.19 of the Purchase Agreement, sell, dispose of, license or transfer, directly or indirectly, any capital stock or any assets or property with a value, individually or in the aggregate (including all such sales, dispositions, licenses or transfers), equal to or greater than $100,000, or that are otherwise material to the Corporation or its business;

(iii) undergo any Fundamental Transaction, other than pursuant to clauses (i), (ii) or (vi) of the definition thereof if and only if the Corporation does not solicit, participate (other than as required by applicable law), consent to, enter into or fail to reasonably resist or prevent any action contemplated by the applicable clause;

(iv) (A) authorize the creation or issuance or issue of any capital stock other than Permitted Issuances or issuances of Excluded Stock in accordance with the definitions thereof and subject to the conditions of the Purchase Agreement or pursuant to Sections 4.6, 4.19 or 4.21 of the Purchase Agreement subject to the conditions contained therein, (B) reclassify any capital stock, or (C) directly or indirectly, redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition of its capital stock; provided that the Corporation may (v) issue capital stock in respect of the Series A-1 Preferred Stock if specifically permitted pursuant to this Certificate of Designations and in all events in accordance with the terms this Certificate of Designations and of Section 4.6 of the Purchase Agreement, (x) directly or indirectly, redeem, purchase or otherwise acquire Securities if specifically permitted pursuant to this Certificate of Designations or Section 4.6 of the Purchase Agreement and in all events in accordance with the terms of this Certificate of Designations and of Section 4.6 of the Purchase Agreement, or if allowed pursuant to Section 4.22 of the Purchase Agreement and in all events in accordance with the terms thereof, (y) repurchase the capital stock of former employees, officers, directors or consultants pursuant to any plan, agreement or arrangement described in Schedule 3.1(g) of the Purchase Agreement in accordance with its terms on the date hereof, or (z) comply with any cashless exercise rights of the Warrants;

(v) set aside, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares or other interests in the Corporation, other than distributions (v) in respect of the Series A-1 Preferred Stock if specifically permitted pursuant to this Certificate of Designations and in all events in accordance with the terms this Certificate of Designations and of Section 4.6 of the Purchase Agreement, (w) to directly or indirectly, redeem, purchase or otherwise acquire Securities if specifically permitted pursuant to this Certificate of Designations or Section 4.6 of the Purchase Agreement and in all events in accordance with the terms of this Certificate of Designations and of Section 4.6 of the Purchase Agreement, or if allowed pursuant to Section 4.22 of the Purchase Agreement and in all events in accordance with the terms thereof, (x) of Common Stock upon the conversion of any Convertible Securities or Options outstanding as of the date hereof and set forth in Schedule 3.1(g) of the Purchase Agreement, pursuant to the terms of such Convertible Securities or Options, as applicable, as of the date hereof, (y) of Common Stock as a dividend on the Common Stock distributed pro rata to the holders thereof, and (z) of assets to repurchase the capital stock of former employees, officers, directors or consultants pursuant to any plan, agreement or arrangement described in Schedule 3.1(g) of the Purchase Agreement in accordance with its terms on the date thereof;

(vi) accelerate any payments which are not currently due under any maintenance, license or any other agreement or contract with any customer or supplier, other than in the ordinary course of business and consistent with past practice between the Corporation and the applicable customer or supplier;

(vii) create, incur, assume or suffer to exist any Indebtedness of any kind, other than (A) pursuant to the Senior Facility, (B) trade payables incurred in the ordinary course of business consistent with past practice, and (C) certain existing Indebtedness of the Corporation set forth on Schedule 4.10(b)(vii) of the Purchase Agreement, in the case of clauses

(A) and (C) in no event to exceed $4,500,000 at all times after the Closing (clauses (A) through (C) collectively, **"Permitted Indebtedness"**);

(viii) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than: (A) Liens incurred by the Corporation, pursuant to Permitted Indebtedness; (B) carriers', warehousemen's, materialmen's and mechanics' Liens arising by operation of law or that are not material in amount and Liens arising from taxes, assessments, charges or claims that are not yet due or that remain payable without penalty; (C) Liens on real property that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Corporation; (D) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and mechanic's Liens, carrier's Liens and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or contractual arrangements; (E) Liens upon any equipment acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment incurred solely for the purpose of financing the acquisition of such equipment, so long as such Lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; and (F) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(ix) make directly or indirectly any payment in respect or on account of any Indebtedness, other than Permitted Indebtedness;

(x) notwithstanding anything to the contrary contained in this Agreement (A) seek to amend or modify, or request any waiver of, any provision of the Senior Facility, or (B) request to draw any funds under the Senior Facility such that the aggregate amount owed by the Corporation under the Senior Facility at any given time would be in excess of $4,500,000;

(xi) approve or adopt stock option plan or similar employee incentive plan other than any plan described in Schedule 3.1(g)of the Purchase Agreement or as approved by the Board, in all cases in an aggregate amount not to exceed three percent (3%) of the outstanding Common Stock on a fully-diluted basis in any 12-month period and other than the Management Pool;

(xii) increase or decrease, or authorize the increase or decrease, of the number of members of the Board or any committee thereof, other than pursuant to Section 9(c) of this Certificate of Designations;

(xiii) (A) appoint, hire, suspend or terminate the employment, or (B) materially modify the compensation (including with respect to salary, bonus, incentives or severance), other than in the case of this clause (B) pursuant to employment arrangements existing as of the date of the Purchase Agreement and set forth on Schedule 3.1(m)(i) of the Purchase Agreement, of any executive officer; or

(xiv) enter into any agreement to do any of the foregoing or cause or permit any Subsidiary of the Corporation directly or indirectly to take any actions described in clauses (i) through (xiii) above.

(c) An "**Event of Default**" means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation):

(i) any provision of any Transaction Document, at any time after the Original Issue Date, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect in any material respect; or the Corporation or any Subsidiary contests in any manner the validity or enforceability of any provision contained in any Transaction Document or any provision thereof (unless the Corporation or any Subsidiary is required by applicable law to contest such validity or enforceability); or the Corporation or any Subsidiary denies that it has any or further liability or obligation under any provision contained in any Transaction Document (other than any denial by the Corporation or any Subsidiary which is solely a claim that any such provision has expired pursuant to the terms thereof), or purports to revoke, terminate or rescind any Transaction Document;

(ii) any default in any payment obligations in respect of any Series A-1 Preferred Stock or any other payment obligation of the Corporation pursuant to any Transaction Document, as and when the same become due and payable pursuant to this Certificate of Designations or the applicable Transaction Document (including, for purposes of clarity, in the case any payments contemplated to be made pursuant to Sections 3, 6 and 7 are not made because they are deemed to be legally prohibited), and such payment shall not have been made within five (5) Business Days of the date such payment is due pursuant to the applicable Transaction Document;

(iii) the Corporation or any Subsidiary defaults in any of its covenants or other obligations in respect of (A) any Indebtedness in an amount exceeding $100,000, whether such Indebtedness now exists or is hereafter created, and any such default is not cured within the greater of (x) the time permitted by such agreements, or (y) 30 days; or any event or circumstance occurs that with notice or lapse of time would constitute such a default and is not capable of being cured within the greater of the time periods pursuant to clauses (x) and (y) above;

(iv) the Corporation or any Subsidiary is in default under, has breached or has been alleged to have breached any provision of any contract or agreement involving $100,000 (individually or together with any related contracts or agreements) or greater (including any Transaction Document), between the Corporation or any Subsidiary, as applicable, and any other Person, or is in default under, has breached or has been alleged to have breached any provision of any contract or agreement between the Corporation or any Subsidiary, as applicable, and any other Person which default, breach or alleged breach could reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, and in each case such default, breach or alleged breach is uncured for a period of 15 days after the date on which notice of such default is first given to the Corporation by a Holder (it being understood

that no prior notice need be given in the case of a default, breach or alleged breach that cannot reasonably be cured within 15 days);

(v) there is entered against the Corporation or any Subsidiary (A) a final judgment or order or settlement by a court of competent jurisdiction for the payment of money in an aggregate amount exceeding $200,000, except to the extent such amounts have been paid to or on behalf of the Corporation or such Subsidiary by its respective insurer(s), or (B) any one or more non-monetary final judgments by a court or courts of competent jurisdiction that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi) the Corporation or any Subsidiary is (A) debarred from contracting with any Government Authority, (B) suspended from contracting with any part of any Government Authority and such suspension has not been fully lifted within 30 days, or (C) subject to a suspension which prevents the Corporation or any Subsidiary from being granted an award, extension or renewal of a Government Contract sought by the Corporation which suspension has not been fully lifted within 30 days; (ii) a notice of termination for default shall have been issued under any Government Contract;

(vii) an investigation by a Government Authority shall have been commenced in connection with any Government Contract or the Corporation which could reasonably result in the criminal liability, suspension or debarment of the Corporation;

(viii) the termination of any Government Contract due to fraud or willful misconduct;

(ix) any change, event or circumstance occurs that has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(x) the occurrence of any Fundamental Transaction (which is not treated as a Liquidation Event pursuant to Section 6(c));

(xi) the occurrence of any Triggering Event; or

(xi) the occurrence of any Bankruptcy Event.

Upon the occurrence of any Event of Default, to the extent not prohibited by applicable law: (A) each Holder may elect by written notice to the Corporation, to require the Corporation to repurchase any outstanding shares of Series A-1 Preferred Stock held by such Holder at a price per share equal to the Liquidation Price, payable, at the Holder's election, in such proportion as indicated by the Holder, in (I) cash, and/or (II) Common Stock, where the number of shares of Common Stock to be issued to any Holder electing payment in Common Stock shall be determined by dividing (w) the Liquidation Price payable with respect to any shares of Series A-1 Preferred Stock indicated to be paid in Common Stock by such Holder by (x) the Conversion Price (as defined below) as of the date of such Event of Default or the date of payment, as applicable below, and rounding up to the nearest whole share. The term "**Conversion Price**" for purposes of this Section 9(c) shall mean 93% of the arithmetic average of the VWAPs for the five (5) Trading Days which are the lowest of the 20 consecutive Trading Days immediately

prior to the date of such Event of Default and the date of payment (not including such date). In the event any Holder elects payment in Common Stock, the Corporation shall, on or before the third (3rd) Trading Day following such date, (y) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (z) at all times after the Holder has notified the Corporation that this clause (z) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System; and (B) upon the election of a majority of those holders of outstanding shares of Series A-1 Preferred Stock who are Purchasers, and without further action by any holders of Series A-1 Preferred Stock, the number of directors constituting the Board shall automatically be increased by a number equal to the number of directors then constituting the Board, plus one (1), and such holders shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation and all other holders of Series A-1 Preferred Stock who are not Purchasers), to elect such additional directors. For the avoidance of doubt, such additional directors shall constitute a majority of the Board. The period beginning on the date any Event of Default occurs and ending on the date upon which all shares of Series A-1 Preferred Stock required to be redeemed pursuant to this Section (9(c) are so redeemed and all obligations pursuant to Section 9(c) of the Warrants are satisfied in full is referred to herein as the "**Voting Period.**" As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the Holders to be held not more than 20 days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any such Holder may call the meeting on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of Holders held during a Voting Period at which directors are to be elected (or with respect to any action by written consent in lieu of a meeting of shareholders), holders of a majority in interest of the then outstanding Series A-1 Preferred Stock, voting together as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall be entitled to elect the number of directors prescribed in this Section 9(c), and each share of Series A-1 Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a shareholders' consent). The terms of office of all persons who are incumbent directors of the Corporation at the time of a special meeting of the Holders (or any action by written consent in lieu of a meeting of shareholders) to elect such additional directors shall continue, notwithstanding the election at such meeting or pursuant to such written consent of the additional directors that such Holders are entitled to elect, and the additional directors so elected by such Holders, together with such incumbent directors, shall constitute the duly elected directors of the Corporation. Simultaneously with the termination of the Voting Period, the terms of office of the additional directors elected by the Holders under this Section 9(c) shall terminate, such incumbent directors shall constitute the directors of the Corporation, the number of directors constituting the Board shall automatically be decreased so that the number equals the number immediately prior to the increase pursuant to this Section 9(c) and the rights of the Holders to elect directors pursuant to this Section 9(c) shall cease.

If any payments are not made and/or any shares of Common Stock are not delivered for any reason when required pursuant to this Section 9(c), the Corporation shall pay interest on all

amounts due under this Section 9(c), at an aggregate rate per annum equal to twelve and one half percent (12.50%) (increased by one percent (1%) at the end of each three (3) month period thereafter until all such payments have been made, and any interest thereon, are paid in full and all such Common Shares are delivered), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the Maximum Permitted Rate. In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the date such payment and/or delivery is due to the extent permitted by law.

10. Charges, Taxes and Expenses. Issuance of certificates for shares of Series A-1 Preferred Stock and for shares of Common Stock deliverable pursuant to this Certificate of Designations shall be made without charge to the Holders for any issue tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all transfer tax and other tax liability that may arise as a result of holding or transferring the Series A-1 Preferred Stock or receiving shares of Common Stock deliverable pursuant to this Certificate of Designations.

11. Replacement Certificates. If any certificate evidencing Series A-1 Preferred Stock, or Common Stock deliverable pursuant to this Certificate of Designations, is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

12. Reservation of Common Stock. The Corporation shall, at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, prior to the Amendment Date, the Available Underlying Shares, and from and after the Amendment Date, the number of shares of Common Stock which are then issuable and deliverable pursuant to this Certificate of Designations, in each case free from preemptive rights or any other contingent purchase rights of Persons other than the Holders. All shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

13. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional shares of Common Stock pursuant to any provision of this Certificate of Designations. If any fraction of a share of Common Stock would, except for the provisions of this Section 13, be issuable pursuant to this Certificate of Designations, the number of shares of Common Stock to be issued will be rounded up to the nearest whole share.

14. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 4:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to the address therefor set forth in the Purchase Agreement, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's shareholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 14.

15. Voting Rights. In addition to the rights provided by law and otherwise provided in this Certificate of Designations, the Holder shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including without limitation with respect to any matter relating to a merger or sale of the Corporation, any amendment of the Articles of Incorporation of the Corporation, any increase or decrease in the number of authorized shares of Common Stock of the Corporation or any other matter subject to the vote or consent of the holders of Common Stock), and, except as specifically required by applicable law, in no event shall the holders of the Common Stock vote as a separate class from the Holders on any matter. Each share of Series A-1 Preferred Stock shall entitle the Holder thereof to such number of votes as shall equal the number of shares of Common Stock issuable upon exercise of all Class A Warrants held by such Holder as of the record date for the applicable vote or consent.

16. Actions Prohibited by Law. To the extent the Corporation is prohibited by law from taking any action specified in this Certificate of Designations, the Corporation shall, upon the request of the Majority Holders, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by the Majority Holders to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Corporation and the Purchasers (the **"Amended Provision"**). The Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision.

17. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding. Any of the rights of the Holders set forth herein

may be waived by the affirmative vote of holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding, except that each Holder may waive its own rights as provided in this Certificate of Designations. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed as of this 13th day of February, 2009.

PARADIGM HOLDINGS, INC.

By: /s/ Peter B. LaMontagne
Name: Peter B. LaMontagne
Title: President and CEO

STATE OF WYOMING
Secretary of State
I hereby certify that this is a true and complete copy of the document as filed in this office.

Max Maxfield
Secretary of State

By: Candice Dillman
Date: February 19 2009